                                                               EXHIBIT 8.1

                 OPINION OF PILLSBURY MADISON & SUTRO LLP

                                          March 9, 1998

Yago Systems, Inc.

795 Vaqueros Avenue

Sunnyvale, CA 94086

Cabletron Systems, Inc.

35 Industrial Way

Rochester, New Hampshire 03867

Ladies and Gentlemen:

  With reference to Amendment No. 1 to the Registration Statement on Form S-4 (as amended by Amendment No. 1, the "Registration Statement") being filed by Cabletron Systems, Inc., a Delaware corporation ("Cabletron"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of Cabletron's common stock, par value $0.01 per share, to be issued incident to the merger described in the Registration Statement (the "Merger") of Cabletron Merger, Inc., a Delaware corporation, with and into Yago Systems, Inc., a Delaware corporation, in our opinion the discussion under the caption "The Merger-- Certain Federal Income Tax Consequences" in the Registration Statement sets forth the material United States federal income tax considerations generally applicable to the Merger.

  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement and in the Proxy Statement/Prospectus included therein.

                                          Very truly yours,

                                          /s/ Pillsbury Madison & Sutro LLP

                                          Pillsbury Madison & Sutro LLP